Exhibit 15.1

July 30, 2013

The Board of Directors and Shareholders
MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-137565 and Form S-8 No. 333-167494) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non- Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated July 30, 2013 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation that are included in its Form 10-Q for the three-month period ended June 30, 2013.

/s/ ERNST & YOUNG LLP